UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
_______________________________________

Date of Report: December 1, 2015
(Date of earliest event reported)

Phillips 66 Partners LP
(Exact name of registrant as specified in its charter)

Delaware	001-36011	38-3899432
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3010 Briarpark Drive
Houston, Texas 77042
(Address of principal executive offices and zip code)

(855) 283-9237
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

As previously announced, on October 29, 2015, Phillips 66 Partners LP (the “Partnership”) entered into a Contribution, Conveyance and Assumption Agreement (the “Contribution Agreement”) with Phillips 66 Gulf Coast Pipeline LLC (“P66 Gulf Coast Pipeline”), Phillips 66 Project Development Inc. (“P66 PDI”), Phillips 66 Company (“P66 Company”), and Phillips 66 Partners GP LLC (the “General Partner”), each a wholly owned subsidiary of Phillips 66 (“PSX”). Pursuant to the Contribution Agreement, the Partnership agreed to acquire from P66 Gulf Coast Pipeline (the “Transaction”) its 40 percent interest in Bayou Bridge Pipeline, LLC (“Bayou Bridge”). Bayou Bridge is a joint venture in which Energy Transfer Partners and Sunoco Logistics Partners each hold a 30 percent interest, with Sunoco Logistics serving as operator.
Bayou Bridge is developing the Bayou Bridge pipeline, which will deliver crude oil from the Phillips 66 and Sunoco Logistics Partners terminals in Nederland, Texas, to Lake Charles, Louisiana, and onward to St. James, Louisiana. Construction is underway on the 30-inch Nederland to Lake Charles segment of the pipeline, which is expected to begin commercial operations in first-quarter 2016. The joint venture launched a binding expansion open season on October 1, 2015, to assess additional interest in transportation to refining markets in, and around, the St. James area. The results of the expansion open season will be used to determine the diameter of the pipeline segment extending to St. James, which is scheduled to commence service in the second half of 2017.
The Transaction closed on December 1, 2015. Total consideration for the Transaction was approximately $69.7 million, consisting of the assumption of a $34.8 million note payable to P66 Company that the Partnership immediately paid in full; the issuance of 606,056 common units of the Partnership ("Common Units") to P66 PDI; and the issuance of 12,369 general partner units of the Partnership to the General Partner to maintain its 2% general partner interest in the Partnership.
The above summary is qualified in its entirety by reference to the Contribution Agreement, a copy of which will be filed as an exhibit to the Partnership’s 2015 Annual Report on Form 10-K to be filed in February 2016.
Relationships
Each of the parties to the Contribution Agreement is a direct or indirect subsidiary of PSX. As a result, certain individuals, including officers of PSX and officers and directors of the General Partner, serve as officers and/or directors of one or more of such entities. P66 PDI currently (as of the date of this Current Report on Form 8-K) owns 58,349,042 Common Units, representing a 69.3% limited partner interest in the Partnership based on the number of Common Units outstanding as of December 1, 2015. P66 PDI also owns an indirect 2% general partner interest in the Partnership and all of the Partnership’s incentive distribution rights through its ownership of the General Partner.

Bayou Bridge LLC Agreement
In connection with the Transaction, the Partnership became a party to the Amended and Restated Limited Liability Company Agreement of Bayou Bridge Pipeline, LLC (the “LLC Agreement”), which defines the rights and obligations of the members of Bayou Bridge. Pursuant to the terms of the LLC Agreement, the Partnership is obligated to contribute to Bayou Bridge approximately $220 million through 2018 to fund its proportionate share of the future construction expenditures associated with the Bayou Bridge pipeline. The substantial majority of those contributions will be due in 2016 and 2017.
The above summary is qualified in its entirety by reference to the LLC Agreement, a copy of which will be filed as an exhibit to the Partnership’s 2015 Annual Report on Form 10-K to be filed in February 2016.

Item 2.01	Completion of Acquisition or Disposition of Assets
Pursuant to the terms and conditions of the Contribution Agreement, the Transaction closed on December 1, 2015. The description of the Transaction contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
In connection with the closing of the Transaction, on December 1, 2015, the Partnership entered into an Assignment and Assumption of Note with P66 Gulf Coast Pipeline pursuant to which the Partnership assumed $34.8 million of debt payable to P66 Company as partial consideration for the acquisition of P66 Gulf Coast Pipeline's interest in Bayou Bridge. Immediately thereafter, the Partnership paid the balance of the note in full. The Partnership funded part of the cash needed to pay the assumed note by borrowing $20 million on its revolving credit facility. The Partnership funded the remainder of the payment with cash on hand.
The above summary is qualified in its entirety by reference to the Contribution Agreement.
The description in Item 1.01 above of the financial obligations of the Partnership under the terms of the LLC Agreement is incorporated in this Item 2.03 by reference.

Item 3.02	Unregistered Sales of Equity Securities
The description in Item 1.01 above of the Partnership’s issuance of Common Units to P66 PDI on December 1, 2015, in connection with the closing of the Transaction is incorporated in this Item 3.02 by reference. The issuance of the Common Units was completed in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended, under Section 4(a)(2), as a transaction by an issuer not involving a public offering.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Phillips 66 Partners LP
	By:	Phillips 66 Partners GP LLC, its general partner

Dated: December 2, 2015	By:	/s/ J.T. Liberti
J.T. Liberti Vice President and Chief Operating Officer

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